                                                                   EXHIBIT 10.12

                COYOTE CREEK PLANNED UNIT DEVELOPMENT AGREEMENT


The Parties:  Matrix Funding Corp., ("the Developer").

              City of Fort Lupton, Colorado, a statutory Municipal Corporation, ("the City").

The Project: A public golf course ("the course") being built and to be operated by the Golf Course Enterprise of the City, geographically integrated with a residential community (the "PUD") owned by the Developer, sharing the name "Coyote Creek".

The prior agreement: The FORT LUPTON GOLF COURSE RESIDENTIAL AND PLANNED UNIT DEVELOPMENT AGREEMENT, between these parties and others, dated November 28, 1995 including subsequent amendments.

COME NOW the parties, for valuable consideration, and with full authority in the signatories hereto, agree as follows:

1. This agreement is a renegotiation of the prior agreement, and is intended to set forth the entire understanding of the parties. It is, however, based on the prior agreement, and it may be referred to for historical perspective. Any breach related to timing or performance of the prior agreement by either party is waived and released so that the parties may embark on this new agreement without any past delay issues, however, responsibility for yet undiscovered latent construction defects on the PUD improvements is not waived. This new agreement represents the parties desire to successfully complete the project.

2. The Developer is the successor in interest to FORT LUPTON L.L.C.. HI-VIEW FARMS and AIMS FARM no longer have any ownership interest in the PUD and therefore are not parties to this agreement.

3. At this time, the parties have exchanged the parcels of land identified in the original agreement and the parties have cooperated to complete the design of the course and construction is underway.

     General. Consistent with the Parties' commitment to parcelize the Course
     -------
     and the PUD Property, the Golf Course Enterprise is building an 18-hole regulation play golf course, including clubhouse, driving range, maintenance facilities, irrigation systems and all related amenities and appurtenances. Said course shall be a public golf course, to be funded and operated by the City Golf Course Enterprise. The Developer shall make a good faith effort to continue to cooperate and coordinate its necessary and required efforts to effect the development of the Golf Course by the Golf Course Enterprise. The City intends to complete and open the golf course on or before May 1, 1999.

     Project Management.  The Golf Course Enterprise shall use its best efforts
     ------------------
     to assure full cooperation and coordination on all earthwork, utility and drainage issues affecting the Golf Course and the PUD.

     In accordance with the intentions for the Golf Course Drainage Master Plan and the overall PUD Drainage Master Plan, storage ponds for irrigation, and/or aquifer recharge shall be located wholly on the Golf Course Parcels. The Parties agree the ponds shall be designed to reasonably prevent and minimize any potential damage to the residential subdivision. The Parties agree neither the City nor the Golf Course Enterprise is an assurer or insurer for damage to the Developer's land, but the Golf Course Enterprise and Developer will use its best efforts to minimize foreseeable events and to design adequately sized drainage facilities.

     Golf Course crossings of local or collector streets shall be "at-grade." Such crossings shall be maintained by the Golf Course Enterprise and Developer shall be indemnified against future accidents or claims by the Golf Course Enterprise.

     The Golf Course Enterprise and Developer will cooperate in the promotion and marketing of the proposed Golf Course and surrounding residential community.

     Golf Course Financing.  The Golf Course Enterprise issued Revenue
     ---------------------
     Anticipation Warrants, totaling approximately $5,900,000. Developer will use his best efforts to assist the Golf Course Enterprise in expediting all warrant ordinances, disclosure statements and other documents necessary, proper and critical to the ongoing efforts.

     To help secure the financial viability of the Golf Course warrant issuance, to reinforce the Trust Indenture, and to eliminate individual plat sureties otherwise required, if any, Developer agrees to a commitment letter for an Irrevocable Letter of Credit ("LOC") in the amount of $600,000 from a financial institution. The LOC secures the Developer's payment of certain Enhancement Fees, more particularly described in Section 18A.

4. The mountain water project (Colorado Big Thompson) has been successfully completed and the City has sufficient water and sewer capacity to serve 500 SFE's in the project within four years (with no more than 200 units per year) and an additional 250 after that initial four year period. The sewer lift station and the high zone pump station have been successfully completed by the City and are ready to serve the project.

5. The project has been surveyed and a topography map has been prepared, with the overall PUD being approved based on those final plans. A Subdivision Improvement Agreement (SIA) has been approved by the City for the first filing and such improvements to that parcel of the PUD are underway. SIA's shall be required for each final plat hereafter.

6. All the studies included in the prior agreement, Section 1.3, either have been done or will be accomplished in due course.

7. The Developer's water rights associated with the PUD shall be conveyed to the City by Quit Claim Deed, if that has not already been accomplished. These water rights are not substitute for the City water rights requirements for fees for Colorado Big Thompson (CBT) and related water rights purchases described in the Section 13-122(e) of the Fort Lupton Municipal Code (FLMC). The developer shall not be required to dedicate additional water rights in the future, unless the number of residential units on the property is increased beyond the maximum now approved of 750.

8. The preliminary and final plats for the first individual PUD parcel has been approved, and will remain enforceable by both parties. Each subsequent PUD parcel, pursuant to Section 2.2.d of the prior agreement, shall be subject to the review process set forth in the FLMC, including public hearings before the Planning Commission and City Council, within the specifications already approved for the overall PUD. However, Final Construction Plans (FCP) for individual site plans and/or plats will not be a prerequisite for Final Plat Approval. Instead, the Engineer for the City will review and approve the FCP and said public improvements shall be constructed within two years from the date of the construction plan approval, or the plans will be subject to resubmittal and reapproval.

9. The Parties agree the Developer shall have the ability and flexibility to introduce a variety of subdivision themes and innovations, including reduced street sections (local and collector), off-street parking, urban or rural drainage features, special street lighting and signage, alternating or no sidewalks or other design features which will provide unique and marketable themes for the project. The said PUD themes and innovations are to be filed with the Planning Commission and City Council on a plat-by-plat basis, and shall be permitted so long as they are consistent with the intent of this Agreement and the approved PUD Plan.

     The Parties agree the total units developed in a given parcel shall not exceed the designated limits by more than twenty percent (20%). The allocation adjustment shall be permitted by density transfers from one or more development parcels identified in the PUD. The PUD shall provide that such transfers are regularly accounted for by City planning staff and Developer. Density transfers may accompany a given final plat submittal.

     The Parties agree the Developer or Developer's successor/builders may obtain building permits in a specific filing prior to completion and City acceptance of the adjacent Public Improvements. Construction must, however, proceed in compliance with the Subdivision Improvements Agreement and Certificates of Occupancy shall be issued only if all adjacent public improvements are substantially complete and constructed in accordance with the City's citywide construction standards of the City in effect at the time of construction.

10. Developer at its sole cost shall engineer and construct all on-site improvements within individually approved parcels and utilities and street connections between parcels in the PUD. All such improvements shall comply with the City construction standards in effect at the time of actual completion, including:

     A. Overlot grading and earthwork within the platted property (may include road shoulders, if so permitted);

     B. Appropriate curb, gutter, valley pans, sidewalks, pathways or other site concrete work within the platted property (innovations to which shall be permitted through the PUD);

     C. Street paving (concrete or asphaltic, as approved by the City) on all local and collector streets within the platted property;

     D. Storm drainage systems including inlets, pipelines, manholes channels, detention ponds, dams, outfall structures and all other facilities conveying developed storm flows from within the platted property;

     E. Water distribution mainlines, valves, air vacs, blow-off's, water services, fire hydrants and meter pits required to serve new home sites within the platted property. Any pressure reducing (or backpressure sustaining) valves and associated vaults required for the City's pressure zone "breaks" shall be constructed by Developer, at the Developer's sole cost;

     F. Sanitary Sewer trunk lines, mainlines, underdrain systems, manholes and sewer services required to serve new homesite within the platted property. Lift stations and force mains are discussed in subsequent sub-sections.

     Any facility over-sizing required by City is detailed in other sections.

11. The Parties agree to construct off-site infrastructure as follows, and as set forth on Attachment "B";

     A. That the Developer engineer and construct the necessary improvements to the Short-Line Ditch - Phase I, from Colorado Highway 52 north to Fourteenth Street, including channels, box culverts and the regional detention pond, estimated to cost $530,000, with no future requests by the City for participation in Phases II or III. The City shall exercise its authority to acquire any additional easements or right-of-ways, if necessary, which may be required to construct the improvements. Cost of acquisition shall be borne by the Developer. Also, subsequent to the completion of the project, the City shall accept and maintain the ditch in perpetuity and shall indemnify the developer against any future claims or action which may result from stormwater flooding "downstream" of the Fourteenth Street Detention Pond (prior to the City's completion of Phase II outfall to the Platte River). Notwithstanding that the Developer shall retain the right to "defer" the construction of Phase I provided that interim stormwater detention ponds are constructed on the Multi-Family Site ("A") and on the westerly limits of Parcel "D", supported by engineered drainage studies and satisfactory to the City Engineer with the caveat that the Developer "must" complete Phase I prior to the issuance of the 125/th/ Certificate of Occupancy "east" of the Fulton Ditch.

     B. That the Developer complete the improvements to the intersection at the primary, Golf Course entry road on Colorado Highway 52, with full build-out, accel/decel lanes and necessary appurtenances (north side only), and the Golf Course entry road previously required to be completed by the City, both projects estimated to cost $340,000. The City shall also contribute $125,000 in cash currently appropriated in the 1998 Financial Plan in conjunction with a Notice to Proceed or by September 1, 1998 whichever comes first. Also, the City shall assist the Developer's efforts to apply for and obtain a Temporary Construction Permit and a Permanent Access Permit from the Colorado Department of Transportation (CDOT) at the subject intersection on Colorado Highway 52. The Developer shall retain the right to construct additional sidewalks, landscaping, signage, monumentation, street lighting or other amenities adjacent to the Golf Course entry road at the Developer's sole cost.

     C. That the Developer construct curb and gutter, detached sidewalks and incremental paving (approximately 3 feet) along the south side of Ninth Street and overlay Ninth Street from Twombly Elementary east through the intersection (25 ft.) of Northrup Avenue, estimated to cost $100,000. The City shall be responsible to make any pavement repairs or remedial subgrade work prior to the overlay project. Also, the City shall indemnify the Developer against future pavement failure which may be the result of subsurface failures or subsidence on Ninth Street.

     D. That the Developer construct the westerly one-half (1/2) of the future collector street improvements on College Avenue to include earthwork, curb and gutter, and detached sidewalks, estimated to cost $120,000. Per approved Final Plans and Pavement Design, Developer shall pave a 26 foot width (two lane) street from the Aims College entrance to the northerly-most entrance of the development. This project may be done in two phases, dependent upon the adjacent development or filing.

     E. The Developer shall fund and construct three segments of natural gas main lines into the development as follows:

          (1) Segment No. 1 - Prior to March 1, 1999 (east of Aims College along Colorado Highway 52, west to intersection with the primary Golf Course entry road).
          (2) Segment No. 2 - Prior to March 1, 1999 (Primary Entrance Intersection north through Entry Road to Filing 2 and the Golf Course Clubhouse).
          (3) Segment No. 3 - As dictated by adjacent development (from Highway 52 north on College Avenue to individual Coyote Creek filings).

     F. The City will be 100% responsible for extending Ninth Street from Northrup Avenue to College Avenue and extending and widening College Avenue from the North entrance of the development to Ninth Street as necessitated by future development. The City may seek contribution from others (not PUD developer) for such improvements.

     G. The City will have the responsibility to improve the intersections of Rollie Street/Colorado Highway 52, and College Avenue/Colorado Highway 52 when necessitated by future growth or if required by the Colorado Department of Transportation, at which time the City may seek contribution from others (not PUD developer) for such improvements.

12. The City and the Developer shall fund the expenses for their respective legal counsels to obtain three Oil and Gas Siting Agreements for the Golf Course and the residential development, two of which have already been obtained. The Developer will be responsible for the incremental and additional costs of any required "slant" drilling by the respective oil and gas companies if so required in the Siting Agreements. In addition, the City will be required to work with the Developer to correct the percent of royalties that are shared equally between the parties. The parties agree with respect to this provision that they will mutually cooperate to reasonably mitigate the costs involved with "slant" drilling and visual impacts of well sites adjacent to the Course and the PUD.

13. All building and development fees, taxes and charges (as enumerated in Section 18 of this agreement) for all lots constructed east of the Fulton Ditch, and the multi-family Parcel "A", will be collected pursuant to then existing City regulations.

     Also, all fees enumerated in Section 18 of this agreement are locked in until December 31, 2003 at which time any remaining units will be subject to the then prevailing rates (see Attachment "A").

     The Developer may increase the 3 fees that the City will rebate by up to 25% over the then existing regulations, at their discretion, providing only for notification to the City. This would include the Development Fee, the Infrastructure Assessment Fee and the Storm Drainage Fee. The Developer shall be required to notify the City, through the City Administrator, of any fee increases at least 30 days prior to the Developer's disclosure of fee increases to its home builders.

14. In order to address the 10 acre shortfall which stems from the prior agreement's requirement that the Developer was not to net less than 119 acres and netted only 109, even with the initial 35 acres donated by the developer from its land to the course, the City will agree to the parcelization and conveyance of Lot 2 (approximately 1.62 acres adjacent to Colorado Highway 52) as discussed in Section 14.B. below, to the Developer with the following conditions:

     A. The Developer shall donate/convey any park sites, recreation tracts or other usable open space to the City on a plat-by-plat basis, with the City being responsible for converting it to a park site or other recreational amenities at a later date, provided however, that the Developer shall be allowed to construct said improvements, at their expense, if so dictated to meet their needs. Also, the Developer shall be responsible to extend water and sewer service lines to those sites which may require turf or landscape irrigation and/or restroom facilities. Remnant parcels, not suitable or acceptable to the City, will be retained by the Developer and conveyed to and maintained by a Master Association to be formed by the Developer; and

     B. The City will process a Final Plat (through the Planning Commission and City Council) for the Clubhouse Entry Road Filing No. 1., as currently engineered and submitted by the Developer. The Developer shall submit a zoning request, Preliminary Site Plan and proposed land uses for Lot 2 within sixty (60) days following the execution of this agreement. The City will favorably entertain said zoning proposal for Lot 2 for appropriate retail or commercial zoning which must compliment or support the adjacent residential community and will not compete with retail businesses at the Golf Course Clubhouse. Once the property is appropriately zoned, agreed to by the City and Developer, the City shall convey, by Special Warranty Deed, Lot 2 to the Developer and the City shall bear the cost of a Title Commitment and any necessary closing costs.

     C. In recognition of the net loss differential between the 10 acres and the 1.62 acre parcel, the City shall waive the requirement for the Developer to participate in the High-Zone Water Pump Station referenced in Section 4.2.d of the prior agreement totaling $100,000, as "FULL SETTLEMENT" for the loss of the 10 acres.
              ---------------

     In the event that the Developer and the City cannot reach a reasonable accord regarding the zoning for Lot 2, the shortfall of 10 acres will be administered as follows:

     A.   The City will retain the 1.62 acre parcel; and

     B. The City will waive the requirement to participate in the High-Zone Water Pump Station referenced in Section 4.2.d of the prior agreement totaling $100,000; and

     C. The City will pay cash for the remainder of the "shortfall" based upon the fair market value of the 10 acres by an appraiser mutually agreed upon by both parties by June 1, 1999.

15. The Developer shall contribute $75,000 by September 1, 1998 to the City to assist in the financing necessary to build the course clubhouse and fund marketing efforts related to the course.

16. The Developer shall contribute $150,000 by June 1, 1999 to the City to assist in the financing necessary for the acquisition of or construction of a Community Center.

17. In response to the comprehensive nature of this amendment and in light of the mutual cooperation thereof, the City and the Developer will agree not to request reimbursement for costs already incurred by each other.

18. The Parties agree to establish the level of certain development fees and charges to be paid by homebuilders over the residential build-out of the PUD. Certain fees are restricted or pledged and are summarized as follows:

     A.   Enhancement Fee.  Developer or assigns shall pay an Enhancement Fee of
          ---------------
          $2,000 per SFE to be pledged into a shortfall reserve account, securing the Golf Course Revenue Anticipation Warrants. If annual fees collected fall below $60,000 per year for the years 1998 through 2007 the Developer's aforementioned letter of Credit ($600,000) shall be used to secure the Developer's minimum pledge of $60,000 per year. Any excess over the amounts required to fund the shortfall reserve account shall be used by the City for the off-site phased infrastructure detailed in Section 11 of this agreement. As long as the City is meeting its phased commitments, the City may use any excess enhancement fees for community enhancements, such as a community center, recreation center, aquatic facilities, parks, playing fields and open space.

          Any year during the years 1998 through 2007 in which the Developer or Developer's assigns/homebuilders pay more than $60,000 ($2,000 per single family equivalent) in enhancement fees, the amount paid in the excess of $60,000 shall be credited against the subsequent years $60,000 payment requirement, and the resulting LOC amount shall be the difference between the $60,000 annual payment requirement and the amount paid in any given year. The LOC may be reduced annually in accordance with payments made hereunder, insuring only that an LOC remains in place in an amount equal to $600,000 minus the total of enhancement fees paid to that point in time. For example, if at the anniversary date of the LOC, the Developer or Developer's assigns/homebuilders have paid $120,000 in Enhancement Fees, the LOC can be renewed in the amount of $480,000, etc.

     B.   Infrastructure Assessment Fee.  Developer or Developer's assigns agree
          -----------------------------
          to pay an Infrastructure Assessment Fee pursuant to attachment "A". 50% of these fees are to be rebated to the Developer for the off-site infrastructure required to serve the Golf Course and Residential Development projects as enumerated in Section 11. After said time, the City may use its 50% share of this fee, at its sole discretion, for any other appropriate city infrastructure projects.

     C.   Water Tap and Sewer Tap Fees.  Developer or Developer's assigns shall
          ----------------------------
          pay the water tap and sewer tap fees pursuant to attachment "A" which are locked in until December 31, 2003 at which time any remaining units will be subject to the then prevailing water and sewer tap fees.

     D.   Other Fees and Use Taxes.  Developer or Developer's assigns shall pay
          ------------------------
          the following other fees and use taxes pursuant to Attachment "A":

          (1)  Development Fees.
          (2)  Construction Building Permit Fees.
          (3)  Storm Drainage Assessment Fee.
          (4)  Water Resources Fee.
          (5)  Lien Recording Fees.
          (6)  Water meters and transponders purchased from the City at cost.
          (7)  Use Taxes.

19. The parties agree to mutually cooperate to address the means necessary to engineer and construct a secondary ingress/egress site into the multi-family parcel "A" and to the Sewer Liftstation.

20.  Assignability.  This agreement is freely assignable to an assignee known in
     -------------
     the business community to be financially responsible, reliable and of good reputation, by the Developer and Land Owners, and all the benefits and obligations hereunder shall inure to their successors and assigns.

21. The official representative of and contact person for the City is the City Administrator at City Hall, and the developer's representative, presently
     O. Karl Kasch of Cimarron Consultants, Inc. at his office in Englewood. The parties shall notify any change in the contact person in writing from the Mayor of Fort Lupton to Matrix, or from Matrix to the Mayor at City Hall.

CITY OF FORT LUPTON                         MATRIX FUNDING CORP.
("CITY"):                                   ("DEVELOPER"):



_______________________________             ___________________________________
CITY (Signature)                            DEVELOPER (Signature)



Ron Jones, Mayor                            Guy Gibson, President
-------------------------------             -----------------------------------
(Printed name and title)                    (Printed name and title)

ATTEST:                                     ATTEST:


_______________________________             ___________________________________
Barbara Rodgers, City Clerk                 O. Karl Kasch, Development Manager

                          COYOTE CREEK PUD AGREEMENT
                               SCHEDULE OF FEES

                                                                                                                     Total
                                                     SF         SF          SF        SF          SF      MF       Potential
                 Fee                                West       West        West      East        East    West      Revenues
                Type                Fund            1-100     101-200    201-300     1-100     101-250   1-200     (750 units)
                ----                ----            -----     -------    -------     -----     -------   -----     -----------
                                             CITY OF FORT LUPTON RECEIVES AND RETAINS
                                             ----------------------------------------

Water Resources Fee (CBT)        1    WF            Per City Regulations at time Building Permit is issued.

Water Tap Fees                   2    WF            $ 1,250   $ 1,250    $ 1,250    $ 1,250    $ 1,250   $ 1,250   $   937,500

Sewer Tap Fees                   2    SF            $ 1,250   $ 1,250    $ 1,250    $ 1,250    $ 1,250   $ 1,250   $   937,500

Enhancement Fees (Golf)               GOLF          $ 2,000   $ 2,000    $ 2,000    $ 2,000    $ 2,000   $ 2,000   $ 1,500,000

Enhancement Fees (CPR)                CPR           Per City Regulations at time Building Permit is issued.

Construction Permit Fees              GF            Per City Regulations at time Building Permit is issued.

Use Taxes                             Multi-Funds   Per City Regulations at time Building Permit is issued.

                                                    CITY REBATES TO DEVELOPER
                                                    -------------------------

Development Fee                  3    n/a           $   800   $   900    $ 1,000    $ 1,200    $ 1,400   $   700   $   740,000

Storm Drainage Assessment Fee    3    n/a           $   250   $   250    $   350    $   550    $   650   $   250   $   287,500

                                                CITY AND DEVELOPER SHARES EQUALLY
                                                ---------------------------------

Infrastructure Assessment Fee   3/4   GF                600     1,300      2,000      2,500      3,000       600   $ 1,210,000

1.  The stated Water Resource Fee
2. Fixed until 12-31-2003 at which time this fee will convert to the City's prevailing rate.
3. The Developer shall have the right to adjust these fees up to 125% of the City's then prevailing rate with a thirty day notice sent to the City.
4.  The Developer and the City shall share this fee equally.

Note: Total Potential Revenues is an estimate based on the construction of 750 units. The actual number of units may be lower.

                                                                  ATTACHMENT "B"
                                                                  --------------

                          COYOTE CREEK PUD AGREEMENT
        OFFSITE INFRASTRUCTURE REQUIREMENTS BETWEEN DEVELOPER AND CITY
                        ESTIMATED FUNDING REQUIREMENTS

                                                                         ESTIMATED              SCHEDULE/
                PROJECT DESCRIPTION                      FUND              COSTS                DEADLINES
                -------------------                      ----              -----                ---------

                                                   CITY OF FORT LUPTON:
                                                   -------------------
                  EXPENDITURES:
                  ------------
East Sewer Lift Station (100% towards project)           Sewer           $ 462,238   Done.

Entry Road Participation                                 Street            125,000   Due to Developer 9-1-98 or Notice
                                                                                     to Proceed.
Water Pump Station (30% towards project)                 Water             497,126   Done.

Finish 9th from Northrup to College                      Street            170,000   As necessitated by future growth.

Finish College from North ent. to 9th                    Street            210,000   As necessitated by future growth.

Intersection - Hwy. 52/Rollie St.                        Street            145,000   As necessitated by future growth.

Intersection - Hwy. 52/College Ave.                      Street            163,000   As necessitated by future growth.

                                                                       -----------
  Total Expenditures                                                   $ 1,772,364
                                                                       ===========
  Remaining as of 6-15-98                                              $   813,000
                                                                       ===========

                                                       DEVELOPER:
                                                       ---------
                  EXPENDITURES:
                  ------------
Preliminary Engineering                                                $   125,000   Ongoing

Entry Road Participation                                                    90,000   Must be completed before 5-1-99.

Hwy. 52/Golf Course Intersection                                           125,000   Phase I - prior to 5-1-99.
                                                                                     Phase II - by CDOT permit.
Shortline Imp. - Phase I                                                   530,000   On or before the 125th C.O. (east of
                                                                                     Fulton Ditch) or as required by Engineer.
Overlay 9th from Twombly to Northrup                                       100,000   Prior to the 50th C.O. in Filing No. 2.

Construct 26' road on College from Aims entrance                           120,000   Prior to the 1st C.O. in any filing east
  to North entrance into Development.                                                of Fulton Ditch.
Community Center Contribution (due 6-1-99)                                 150,000   On or before 6-1-99.

Clubhouse Contribution (due 11-1-98)                                        75,000   On or before 11-1-98.

Natural Gas Extensions (3 segments)                                         40,000   Segments 1&2 by 3-1-99.
                                                                                     Segment 3 with filings east of Fulton.
                                                                       -----------
  Total Expenditures                                                   $ 1,355,000
                                                                       ===========


*Note: Funds received from the Developer for the Clubhouse and Community Center will be deposited into the Golf Fund and CPR Fund respectively.